EXHIBIT 23.3

                         CONSENT OF HOVDE FINANCIAL LLC

         We hereby consent to the inclusion of our opinion letter to the Board of Directors of EFC Bancorp, Inc. dated November 7, 2005 as Appendix B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of MAF Bancorp, Inc. relating to the proposed merger of MAF Bancorp, Inc. and EFC Bancorp, Inc. and to the references to our name and to the description of such opinion letter contained in the Proxy Statement/Prospectus under the captions "Summary--Fairness Opinion of EFC's Financial Advisor," "Description of the Merger--Background of the Merger and EFC's Reasons for the Merger," "Description of the Merger--Factors Considered by EFC's Board of Directors," and "Description of the Merger--Fairness Opinion of EFC's Financial Advisor."

In giving such consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                             Hovde Financial LLC

                                             /s/Hovde Financial LLC
                                             ----------------------------------

Washington, D.C.
November 7, 2005